Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-183617 and 333-231749) on Form S-8 of Flotek Industries, Inc. and subsidiaries of our report dated March 30, 2020, with respect to the statement of net assets available for benefits of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan as of December 31, 2019, and the related statements of changes in net assets available for benefits for the years ended December 31, 2019 and 2018 appearing in this Annual Report (Form 11-K) of Flotek Industries, Inc. 2012 Employee Stock Purchase Plan for the year ended December 31, 2020.

/s/ Moss Adams LLP

Denver, Colorado
March 30, 2021